THE MASTERS’ SELECT FUNDS TRUST
AMENDMENT TO THE
AMENDED AND RESTATED FUND ADMINISTRATION SERVICING AGREEMENT

THIS AMENDMENT dated as of this 2nd day of February, 2007, to the Amended and Restated Fund Administration Servicing Agreement, dated as of May 28, 2003, (the “Agreement”), as amended as of June 8, 2006, is entered by and between The Masters’ Select Fund Trust, a Delaware statutory trust (the “Trust”), and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into an Amended and Restated Fund Administration Servicing Agreement; and

WHEREAS, the Trust, and USBFS desire to amend said Agreement to apply to the added fund; and

WHEREAS, Section 6 of the Agreement allows for an amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit A of the Agreement is hereby superseded and replaced with Exhibit A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

THE MASTERS’ SELECT FUND TRUST	U.S. BANCORP FUND SERVICES, LLC

By: ____________________________	By: ____________________________

Name: __________________________	Name: __________________________

Title: ___________________________	Title: ___________________________

Exhibit A
to The Masters’ Select Funds Trust
Amended and Restated Fund Administration Servicing Agreement

Fund Names
Separate Series of Masters’ Select Funds

Name of Series	Date Added
Masters’ Select Equity Fund	5/28/03
Masters’ Select International Fund	5/28/03
Masters’ Select Value Fund	5/28/03
Masters’ Select Smaller Companies Fund	7/01/03
Masters’ Select Focused Opportunities Fund	6/30/06